SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

                         Date of Report: October 20, 1998

                         COMMISSION FILE NUMBER 0-17939

                         CAROLINA FIRST BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

NORTH CAROLINA                                                  56-165582
(State or other jurisdiction of                              (I.R.S. Employer
  incorporation or organization)                             Identification No.)

402 East Main Street
Lincolnton, North Carolina                                           28092
(Address of principal executive office)                            (Zip Code)

                                  704-732-2222
              (Registrant's telephone number, including area code)

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Item 5.  Other Events

     See the following press release, dated October 20, 1998, announcing the earnings the quarter ended September 31, 1998.




  PRESS RELEASE


FOR RELEASE:      October  20, 1998

CONTACT: James E. Burt, III
         (704) 732-2222

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         Carolina First BancShares,  Inc., Lincolnton,  NC reported consolidated net income of $1,925,226 or $.43 diluted per share of common stock for the quarter ended September 30, 1998 as compared to $1,563,219 or $.37 diluted per share for the same period in 1997, an increase of 23%. Third quarter earnings were supported by continued growth in non-interest income as well as continued strength in net interest income produced by increased earning assets.

         At September 30, 1998, Carolina First had consolidated assets of $582.9 million, a 17.4% increase over September 30, 1997. Deposits increased 15.1% to $516.1 million, while gross loans continued to reflect the strong Carolina economy and increased to $384.6 million, a 15.5% increase over the same period of the previous period.

         Non-performing assets remained at a very acceptable level of .26% of total assets compared to .31% at September 30, 1997. The Company's allowance for loan losses was 1.46% of outstanding loans at September 30, 1998 and 1997.

         The pending acquisition of Community Bank & Trust Co., Marion, NC has been delayed due to certain charges brought against one of the Company's officials who is on voluntary suspension, however management is hopeful the merger will be completed this quarter. The Company's third quarter earnings include $375,000 of pre-tax expenses for merger-related contingencies and possible settlement of litigation.

         Carolina First is the parent company of Lincoln Bank of North Carolina and Cabarrus Bank of North Carolina with 23 offices serving the heart of Carolina. Its stock is listed in The Charlotte Observer under the Interdealer stock section and carries the symbol CAFP in the over-the-counter market (pink sheets). Visit our web site at www.lincolnbanknc.com and www.cabarrusbank.com.
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
                                          CAROLINA FIRST BANCSHARES, INC.
                                                FINANCIAL HIGHLIGHTS


At September 30,                                      1998              1997
                                                ----------------   -------------


TOTAL ASSETS ...............................       582,945,035       496,587,900

GROSS LOANS ................................       384,559,115       333,038,946

ALLOWANCE FOR LOAN LOSSES ..................         5,602,778         4,872,689

NON-PERFORMING ASSETS ......................         1,506,003         1,552,877

DEPOSITS ...................................       516,071,861       448,401,290

SHAREHOLDERS EQUITY ........................        51,548,950        39,270,565


THREE MONTHS ENDED:  SEPTEMBER 30

NET INCOME .................................         1,925,226         1,563,219

NET INCOME PER SH - BASIC ..................              0.44              0.38
NET INCOME PER SH - DILUTED ................              0.43              0.37

CASH DIVIDENDS PAID PER SHARE ..............              0.08              0.08

PROVISION FOR LOAN LOSSES ..................           370,000           242,000


NINE MONTHS ENDED:  SEPTEMBER 30


NET INCOME .................................         5,549,032         4,499,848



NET INCOME PER SH - BASIC ..................              1.27              1.09
NET INCOME PER SH - DILUTED ................              1.24              1.08

PROVISIONS FOR LOAN LOSSES .................           880,000           740,333

ROA - ANNUALIZED ...........................              1.34              1.30

ROE - ANNUALIZED ...........................             15.88             15.88

BASIC AVG SHARES O/S FOR QTR ...............         4,410,064         4,120,128
DILUTED AVG SHARES O/S .....................         4,521,794         4,184,152

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                 CAROLINA FIRST BANCSHARES, INC.
                                                           (Registrant)



Date:  October 20, 1998                             By:      /s/ Jan H. Hollar
                                                   --------------------------
                                                   Jan H. Hollar
                                                   Principal Accounting Officer